                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                          IMAGE PROCESSING SYSTEMS INC.

                                       AND

                                 KENNETH WAWREW


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between IMAGE PROCESSING SYSTEMS INC., a company incorporated under the laws of the Province of Ontario (the "Company"), and KENNETH WAWREW ("Executive"), to be effective as of the Closing Date of the Acquisition Agreement ("the Acquisition Agreement") among Photon Dynamics, Inc., the Company and certain shareholders of the Company (the "Effective Date"). The Company and Executive are hereinafter collectively referred to as the "Parties," and may individually be referred to as a "Party."

                                    RECITALS

     A.   The Executive has been employed by the Company since October 2, 1995.

     B.   The Executive is a shareholder of the Company.

     C. The shareholders of the Company have entered into an agreement ("the Acquisition Agreement") pursuant to which Photon Dynamics, Inc. will become, directly or indirectly, the controlling shareholder of the Company.

     D. In order to induce Photon Dynamics, Inc. to consummate the Acquisition Agreement, the Executive has agreed to continue his employment with the Company on the terms and conditions hereinafter set out.


                                    AGREEMENT

     In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

     1. This Agreement shall become effective on the date of closing of the Acquisition Agreement. In the event that the Acquisition Agreement is not completed, this Agreement shall be null and void.

     2.   EMPLOYMENT.

          2.1 The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue his employment by the Company, upon the terms and conditions set forth in this Agreement.


                                       1.

          2.2 Executive shall have the title President, Image Processing Systems and Vice President, Photon Dynamics, IPS Operations, and shall serve in such other capacity or capacities as the Board of Directors of the Company (the "Board") may from time to time prescribe. Executive shall report to the Chief Executive Officer of Photon Dynamics, Inc. and the Company.

          2.3 Executive shall fulfill the normal responsibilities, duties and authorities associated with the position of President. Executive shall participate as a member of the management team in the formulation of the Company's annual plan and strategic objectives; provided, however, that at all times during his employment Executive shall be subject to the direction and policies established by the Board.

          2.4 Unless the Parties otherwise agree in writing, Executive shall perform the services which he is required to perform pursuant to this Agreement at the Company's premises in Markham Ontario, provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

     3.   LOYAL AND CONSCIENTIOUS PERFORMANCE.

          3.1 During his employment by the Company, Executive shall devote his full energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement. The foregoing shall not preclude Executive from engaging in civic, charitable or religious activities which will not present any direct conflict of interest with the Company or affect the performance of Executive's duties hereunder.

          3.2 During his employment by the Company, Executive shall not engage, either directly or indirectly, on his own behalf or on behalf of any third party, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing or marketing of products which are in the same field of use or which otherwise directly compete with the products or proposed products of the Company.

          3.3 Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 3.

     4.   COMPENSATION OF EXECUTIVE.

          4.1 The Company shall pay Executive a base salary of Two Hundred and Seventy Thousand Dollars ($270,000) per year ("Base Salary"), payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive's Base Salary shall be subject to annual review and thereafter Executive shall be entitled to such increase in Base Salary as the Board may determine from time to time.

          4.2 Executive shall be eligible to receive a target incentive bonus of 35% of his annual Base Salary with respect to each complete Fiscal year of employment hereunder in


                                       2.

accordance with a formula to be determined annually by the Board in consultation with the Executive. Any bonus entitlement shall be paid to Executive within 30 days of the receipt by the Company of its audited financial statements for the relevant fiscal year.

          4.3 Executive shall, in the discretion of the Board and in accordance with Company policy, be entitled to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and key management employees, including four weeks of vacation with pay.

          4.4 The Company shall within ninety days of the Effective Date cause to be granted to the Executive options to purchase Seventy Thousand Three Hundred and Sixteen (70,316) shares of the Common Stock of Photon Dynamics, Inc. ("the Options") in accordance with the terms of Photon Dynamics, Inc.'s Amended and Restated 1995 Stock Option Plan ("the Plan").

          4.5 Executive shall be entitled to receive reimbursement of all reasonable travel and other business expenses incurred by Executive in performing Company services, including expenses related to travel, parking and business meetings. Such expenses shall be accounted for in accordance with the policies and procedures established by the Company.

          4.6 Executive shall be entitled to a car allowance of $600.00 per month.

          4.7 All of Executive's compensation shall be subject to withholding with respect to income taxes and any other amounts required by law.

     5.   TERMINATION BY COMPANY.

     Executive's employment with the Company may be terminated by the Company under the following conditions:

          5.1 TERMINATION ON DEATH OR DISABILITY. The Executive's employment hereunder shall terminate without notice upon the death of the Executive. The Company may, at its discretion, terminate the employment of the Executive in the event that the Executive becomes disabled, as defined in Section 5.1.1 hereof.

                5.1.1 For the purposes of this Agreement, the Executive will be deemed to be disabled in the event that he is unable to perform properly the essential duties of his position for a period of 90 consecutive days or for an aggregate period of 180 days in any period of 365 days.

          5.2 TERMINATION FOR CAUSE. The Company may terminate Executive's employment under this Agreement for cause ("Cause") by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. Any notice of termination given pursuant to this Section 5.2 shall effect termination as of the date specified in such notice.

     Grounds for the Company to terminate Executive's employment under this Agreement for Cause shall be limited to the occurrence of any of the following events:


                                       3.
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                5.2.1   The willful failure, neglect or refusal by Executive to
perform his duties pursuant to Section 2.3 or Section 3.1.

                5.2.2 Executive's engagement or participation in any manner in any activity which is directly competitive with or intentionally injurious to the Company or which violates any provision of Sections 9 or 10 of this Agreement.

                5.2.3 Executive's commission of any fraud against the Company or use or appropriation for his personal use or benefit of any material, property or funds of the Company not authorized by the Board to be so used or appropriated, or Executive's conviction of any crime involving dishonesty or moral turpitude.

                5.2.4 Conduct by the Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve in Executive's position.

          5.3 TERMINATION WITHOUT CAUSE. The Company may terminate the Executive's employment without cause ("Without Cause") upon delivery of written notice to the Executive at any time, which notice shall specify the effective date of termination.

     6.   VOLUNTARY TERMINATION BY EXECUTIVE.

          6.1 Executive may terminate his employment voluntarily by giving the Company ninety (90) days advance notice in writing, at which time the provisions of Section 7.2 shall apply. The Company may, in its sole discretion, waive the notice in whole or in part. In such circumstances, notwithstanding the waiver, the Company shall continue to provide to the Executive his normal compensation for the 90 day period, so long as the Executive is otherwise in compliance with the terms of this Agreement.

     7.   COMPENSATION UPON TERMINATION.

          7.1   DEATH OR DISABILITY.

                7.1.1 BY DEATH. Upon termination of Executive's employment in the event of death, the Company shall pay to Executive's beneficiaries or his estate, as the case may be, any Accrued Compensation. The Company shall thereafter have no further obligations to Executive under this Agreement. The term "Accrued Compensation" as used in this Agreement, shall mean any Base Salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, including without limitation, the Photon Dynamics, Inc. 1995 Stock Option Plan, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, accrued and owing as at the date of termination of the Executive's employment.

                7.1.2 ON DISABILITY. In the event that the Executive becomes disabled, the Company shall continue the Executive's salary and benefits until such date as the Executive is eligible to apply for benefits pursuant to the Company sponsored long term disability plan ("the Plan"). In the event that the Executive qualifies for benefits pursuant to the Plan, the


                                       4.

payment of employment compensation shall cease, save that insured benefits shall continue in accordance with the terms of the Plan in force from time to time. In the event that the Company elects to terminate the employment of the Executive during his disability, the Executive shall, in full and final settlement of any entitlement which he may have arising from the termination of his employment, be entitled to (i) payment of salary only, at his final pre-disability rate, for the Salary Continuation Period calculated in accordance with Section 7.3 hereof and (ii) the vesting of Options which would, save for the termination of the Executive's employment, have vested during such Salary Continuation Period. The assignment of the Executive's duties to other persons during the Executive's disability shall not constitute a termination of the Executive's employment.

          7.2 FOR CAUSE, VOLUNTARY TERMINATION BY EXECUTIVE OR RETIREMENT. If Executive's employment is terminated by the Company for Cause, is voluntarily terminated by Executive, or if the Executive reaches normal retirement age, the Company shall pay Executive his Accrued Compensation to the date of such event and the Company shall thereafter have no further obligations to Executive under this Agreement.

          7.3 WITHOUT CAUSE. If Executive's employment is terminated by the Company Without Cause, Executive shall be entitled to the following: (i) continuation of Executive's Base Salary at his then current rate from the date of termination for a period equivalent to twelve (12) months plus one month for each complete year of service with the Company as of the date of termination ("the Salary Continuation Period") to an aggregate maximum period of salary continuation of eighteen (18) months; (ii) the vesting of Options which, save for the termination of the Executive's employment would have otherwise vested in the Salary Continuation Period (iii) continuation of bonus entitlement during the Salary Continuation Period, at the rate fixed as the target bonus for the fiscal year in which termination occurs, such bonus entitlement to be paid at the normal time in accordance with the provisions of Section 4.2 hereof, (iv) subject to any necessary third party approval, continuation of Executive's participation in any benefit plans maintained by the Company for the Executive's benefit, for the statutorily mandated period, arid (v) all Accrued Compensation. All payments made to the Executive shall be subject to standard deductions and withholdings. The Executive shall have 3 months from the last day of the Salary Continuation Period to exercise options vested in him as at that date which have been granted pursuant to the Photon Dynamics, Inc. 1995 Stock Option Plan.

          7.4 NO MITIGATION. Executive shall not be required to mitigate the amount of any payment contemplated by this Section 7, whether by seeking new employment or in any other manner.

          7.5 FULL AND FINAL SATISFACTION. The provision by the Company of payments and benefits in accordance with Section 7.3 shall constitute full and final satisfaction of any and all actions, claims, or demands of any nature or kind which Executive may have against the Company or its affiliates or related companies with respect to notice of termination of this employment, pay in lieu of notice, or severance, whether under contract, statute or otherwise.


                                       5.
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     8.   RESIGNATION UPON A CHANGE OF CONTROL

          8.1 The Executive may, within 30 days of a Change of Control as hereinafter defined, resign his employment hereunder, in which case the termination of the Executive's employment shall be treated as a termination without cause in accordance with Section 7.3 hereof. For the purpose of this section, a Change of Control will be deemed to have occurred if (i) a person, partnership or group, other than (a) a party related to Photon Dynamics, Inc., or (b) a group which includes directly or indirectly members of the management of the Company, acquires no less than 51% of the shares entitled to vote in the election of the directors of the Company; or (ii) the Company sells or otherwise disposes of all or substantially all of its assets.

     9.   CONFIDENTIAL INFORMATION, INVENTIONS, ETC.

          9.1 DEFINITIONS. In this Section 9, the following words have the following meanings:

                (a) "BUSINESS SECRETS" means confidential or sensitive business information, including without limitation, such information as a director, officer or senior employee of the Company may, from time to time, designate as being confidential information, secrets, trade secrets, data, business strategies, plans, contracts, financial records and budgets, marketing techniques, pricing policies, costing information, customer and supplier lists and records, and when used in connection with Company's Contractors, also includes plans and layout of their manufacturing and processing systems and any information relating to the security of their premises;

                (b) "DOCUMENTATION" means all materials constituting or containing Technology or Business Secrets, including electronic storage media.

                (c) "COMPANY'S CONTRACTORS" means customers, suppliers, partners, co-venturers and other contractors of the Company and also includes potential customers of the Company in respect of whom access to Business Secrets has been obtained for the purpose of evaluating proposed projects or for submitting of tenders, bids or proposals.;

                (d) "TECHNOLOGY" means all inventions, processes, discoveries, procedures, technical date, computer programs, protocols, product technical specifications including installation, performance and maintenance specifications, patents, designs, drawings, manuals and generally all knowledge, know-how, expertise and information of a technical nature, whether or not protected under patent, design, copyright or other intellectual property laws, and includes any and all future changes, modifications additions, improvements and enhancements thereof.

          9.2 TRUST. The Company and the Executive acknowledge and agree that the relationship between them is one of mutual trust and reliance.

          9.3 ACCESS TO INFORMATION. The Executive acknowledges that he may have access to information and knowledge, including Business Secrets and Technology of the Company or the Company's Contractors, relating to aspects of the business of the Company or the Company's Contractors, respectively, the disclosure of any thereof to the competitors or

                                       6.

customers of the Company or the Company's Contractor, respectively, or the general public may be highly detrimental to the interests of the Company of the Company's Contractors.

          9.4 DEALING WITH SECRETS. Wherever the Executive is required by the terms of this Agreement to obtain or have authorization to disclose or otherwise deal with Business Secrets and Technology, it is the Executive's duty to reasonably satisfy himself, after making due inquiry, that the person giving such authorization has the right to give it.

          9.5 TECHNOLOGY AND BUSINESS SECRETS OF COMPANY'S CONTRACTORS. The Executive shall not divulge Technology or Business Secrets belonging to the Company's Contractors to any persons whatsoever, other than to:

                (a) other employees of Company who are working on the same project and have a need to know such Technology or Business Secrets;

                (b) employees of the Company's Contractors to whom the Technology or Business Secrets belong and who the Executive is reasonably satisfied, after making due inquiry, are authorized to have same; and

                (c) persons to whom the Executive is authorized and directed in writing by competent authority to release such Technology or Business Secrets, and only then to the extent of such authorizations.

          9.6   PROCEDURES. The Executive shall always:

                (a) exercise reasonable care and diligence to protect the confidentiality and integrity of Technology or Business Secrets belonging to the Company's Contractors; and

                (b) strictly adhere to all policies, procedures and directions of the Company relating to the protection and custody of Technology and Business Secrets of Company's Contractors.

          9.7 CONFIDENTIALITY. All Technology and Business Secrets belonging to Company's Contractors shall be assumed by the Executive to be confidential.

          9.8 SECRETS USED ONLY IN PERFORMANCE OF DUTIES. The Executive shall only use Technology and Business Secrets belonging to Company's Contractors in performance by the Executive of his duties in connection with the Company's Contracts for such person, and for no other use whatsoever.

          9.9 COMPANY TECHNOLOGY AND BUSINESS. The Executive acknowledges and agrees:

                (a) that all of the Company's Technology and Business Secrets, whether disclosed by the Company, employees or agents or otherwise obtained by the Executive, constitute trade secrets and proprietary information of the Company and are, and at all time shall remain, the sole and exclusive property of the Company and the Company has all right, title and interest therein;


                                       7.

                (b) to maintain the absolute confidentiality of the Company's Technology and Business Secrets and not to disclose directly or indirectly, at any time, either during or after the termination of the Executive's employment with the Company, to any person any of the Company's Technology and Business Secrets, other than to employees of the Company who have a need to know same and who the Executive reasonably believes have signed an agreement containing the same or substantially the same obligations as those contained in this Section 9, unless otherwise instructed in writing by the Company; and

                (c) not to use, at any time, either during or after the termination of the Executive's employment with the Company any of the Company's Technology or Business Secrets for the Executive's own benefit or purposes for the benefit or purposes of any other person, firm, partnership, associations, corporation or other business entity or enterprise.

          9.10 SUBSIDIARY INCLUDED. For the purpose of Section 9.9, Technology and Business Secrets of the Company include the Technology and Business Secrets of any subsidiary or affiliate of the Company.

          9.11 OBLIGATIONS UPON AND SUBSEQUENT TO TERMINATION. Upon termination of the Executive's employment with the Company, the Executive shall forthwith return to the Company all Documentation relating to the Technology and Business Secrets.

          9.12 OBLIGATIONS SURVIVE TERMINATION. The obligations of the Executive as set out in Sections 9.2 to 9.11 hereof, inclusive, shall continue in full force and effect after termination of the Executive's employment with the Company for a period of five years, and regardless of the reason or cause of such termination; provided, however, such obligations as they relate to Company's Technology and Business Secrets shall, subject to any intellectual property rights therein, only continue with respect to any of such information until such information becomes part of the public domain through no improper conduct or fault of the Executive.

          9.13 NEW TECHNOLOGY. The Executive agrees if during the course of his employment he creates any Technology relating to or useful in the business of the Company or any of its subsidiaries or affiliates, either solely or jointly with others, he shall promptly disclose it in writing to the Company and it shall be the sole and exclusive property of the Company.

          9.14 ASSIGNMENT OF RIGHTS TO INTELLECTUAL PROPERTY. The Executive hereby assigns to the Company all of his right, title and interest in any copyright to works, including, without limitation, computer programs, which he authors, either solely or jointly with others, during the course of this employment and does hereby further waive any moral rights subsisting therein.

          9.15 TRANSFER OF TECHNOLOGY. Upon request, the Executive shall execute and deliver any and all applications, assignments and other instruments that the Company reasonably considers necessary in order to apply for and obtain patents in Canada or foreign countries or in order to assign and convey to the Company all of the right, title and interest in such Technology. These obligations shall continue beyond the termination of the Executive's employment, for whatever reason or cause, with respect to Technology conceived or created by him during his


                                       8.
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employment. The expense of applying for and obtaining any patent or other intellectual property rights shall be borne entirely the Company.

     10.  RESTRICTIONS ON COMPETITION BY THE EXECUTIVE

          10.1 COMPETITION AFTER TERMINATION. During the Executive's employment hereunder and for the period which is the greater of (i) twelve months following termination, irrespective of the reason for termination; and (ii) the Salary Continuation Period, the Executive shall not, without the express written consent of the Board:

                (a) engage in, assist or have an active interest in (whether on his own or as a partner, officer, director, directly or indirectly or otherwise) or enter the employment of or act as agent for or provide advice or consultation to any person, firm, partnership, association, corporation, or any other form of business entity or enterprise which is at that time engaged in or is about to become engaged in a business or business activity which competes with a business or business activity carried on by the Company or any of its subsidiaries or affiliates in the Prescribed Area as hereinafter defined.

                (b) solicit or attempt to solicit or accept orders or negotiate agreements on his own behalf or on behalf of any other person, firm partnership, association, corporation, or any other form of business enterprise (other than for the Company, its subsidiaries or affiliates during the duration of his employment) for products or services, competitive with the products or services of the Company, its subsidiaries or affiliates, from or with any prior, existing or potential customers of the Company, its subsidiaries or affiliates. For the purpose of the paragraph, "potential customers" shall be defined as a customer contacted by the Company or any of its representatives or subsidiaries or affiliates, during the twelve months prior to the date of the termination of Executive's employment with the Company; and

                (c) solicit or attempt to solicit any employees of the Company, its subsidiaries or affiliates or take any action that impairs the relations between the Company, its subsidiaries or affiliates and their employees or which may otherwise be detrimental to the business conducted by the Company, its subsidiaries or affiliates.

          10.2 PRESCRIBED AREA. For the purposes of Section 10.1, Prescribed Area shall be defined as the United States of America and Canada.

     11.  REMEDIES

          11.1 RESTRICTIONS REASONABLE. Executive acknowledges and agrees that the restrictions set out in Sections 9 and 10 hereof are reasonable and necessary for the protection of the Company, its subsidiaries and affiliates, and such restrictions are conditions precedent to the Company entering into the Agreement.

          11.2 BREACH OF COVENANTS. The Executive acknowledges, covenants and agrees to the following:

                (a) that a breach of any of the covenants set forth in Sections 9 and 10 hereof will cause irreparable harm to the Company; and


                                       9.

                (b) that in the event of a breach or intended breach of any provision or covenant of Sections 9 and 10 hereof, the Company, in addition to any other relief available, shall be entitled to temporary and permanent injunctive relief; and

                (c) that the restrictions, covenants and obligations in Sections 9, 10 and 11 hereof continue to apply notwithstanding the manner or reason for the termination of the employment of the Executive whether the Executive is terminated with or without notice or contrary to the provisions of this Agreement.

     12.  GENERAL

          12.1 SEVERABILITY. If any provision or covenant of this Agreement should be held invalid or unenforceable for any reason or violates the laws of the Province of Ontario, this Agreement shall be considered to be severable as to such provision or covenant and such shall be deemed deleted from this Agreement. The remainder of this Agreement shall be valid and binding upon the parties as if such provision or covenant was not included herein. For purposes of this Agreement, each and every subsection, paragraph, sub-paragraph and clause shall be deemed to be a separate covenant.

          12.2 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject mater hereof and supersedes any or all prior negotiations representations, warranties, undertakings and understandings. This Agreement may not be varied, modified, or amended except by an instrument duly executed by both parties hereto.

          12.3 HEADINGS. Headings are not considered to be part of this Agreement, are included solely for convenience, and are not intended to be full or accurate description of the contents of the sections or paragraphs herein.

          12.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

          12.5 EXPRESSIONS. As used herein, the terms "this Agreement", "hereby", "hereunder" and "hereof" and similar expressions refer to this Agreement as a whole and not any particular section, paragraph, subparagraph or other portion hereof, unless the context clearly requires otherwise. Where required by the context hereof, the singular shall include the plural and the masculine gender shall include the feminine and neuter gender as the case may be vice versa.

          12.6 ASSIGNMENT. The provisions hereof shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, assigns and other legal representatives, provided that this Agreement and the rights hereunder are personal to the Executive and shall not be subject to voluntary or involuntary alienation, assignment or transfer by the executive.

          12.7 WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall waiver by either party of the breach of any


                                      10.

provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself. No waiver shall be binding except by an instrument duly executed by both parties hereto.

          12.8 EXECUTIVE REPRESENTATIONS AND WARRANTIES. The Executive represents and warrants to the Company that:

                (a) he is not party to any other contract of employment, written or oral other than an agreement dated October 15, 1998, between the Executive and the Company; and

                (b) the entering into this Agreement and the performance of these obligations hereunder do not and will not breach the terms of any other agreement or obligations, fiduciary or otherwise, to which he is a party or by which he is bound.

          12.9 LEGAL ADVICE. The Executive confirms that he has had an opportunity to obtain independent legal advice regarding the terms hereof. Further, it is confirmed by the Executive that this Agreement has been entered into freely, voluntarily and without duress.

          12.10 INTERPRETATION. The terms and conditions of this Agreement are the result of negotiations between the Company and the Executive. The Executive therefore agrees that this Agreement shall not be construed in favour of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

          12.11 NOTICES. Wherever notice is required or permitted by this Agreement, notice shall be in writing and shall be delivered personally to the party to whom it is given or sent by prepaid registered mail, addressed as follows:

         if to the Company:

         Image Processing Systems Inc.
         221 Whitehall Drive
         Markham, Ontario L3R 9T1

         Attention: Chairman

         if to the Executive:

         Kenneth Wawrew
         19 Granville Gate
         Markham, Ontario L3R 4J2

         and each such notice shall be deemed given on the date of delivery in the case of personal delivery, or five business days after mailing in the case of mail. No notice may be given by mail during a real or apprehended postal strike in Canada. The parties may change their designated addresses by giving notice as provided above.

          12.12 ALTERATION OF TERMS. Except as specifically provided in this Agreement, no amendment to this Agreement shall be binding unless executed in writing by the parties hereto.



                                      11.

     The parties have duly executed and delivered this Agreement as of October 13th, 2000.

                                             IMAGE PROCESSING SYSTEMS INC.


                                             By: /s/ CAMERON MINGAY
                                                 -------------------------------
                                             Title - Secretary


                                             KENNETH WAWREW


                                             By: /s/ KENNETH WAWREW
                                                 -------------------------------
                                             Title - President








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